Joe Hete to Retire as Chief Executive Officer of ATSG

•	Rich Corrado, ATSG President, will also become CEO and a Director;

•	Hete expected to remain on the Board of Directors and become Chairman;

•	Randy Rademacher to transition from Board Chair to Independent Lead Director

WILMINGTON, OH - February 24, 2020 - Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced that Joe Hete will retire as chief executive officer of the aircraft leasing and air transport services company, effective at ATSG’s next annual meeting of shareholders on May 7, 2020.

Hete, 65, is expected to remain a member of ATSG’s Board of Directors and to be elected Chairman of the Board upon his retirement. Randy Rademacher, currently Chairman of the Board, is to become the Board’s independent Lead Director.

Rich Corrado, 60, who was elected president of ATSG effective September 16, 2019, will become President and CEO and will be nominated for election to ATSG’s Board of Directors.

ABX Air was formed as a Wilmington, Ohio-based subsidiary of Airborne Express, Inc. in 1980, and served as the airline operations unit of the Seattle-based package-express company until ABX Air was spun off as a separate publicly traded airline company in connection with DHL’s acquisition of Airborne in August 2003.

Hete has served as president, CEO, and a director of ATSG since 2003, and for 20 years prior to that in management at ABX Air, Inc., including serving as its president.

Hete said that he will be leaving ATSG’s management team, businesses, and shareholders in a strong position. Over the ten years ended last December 31, ATSG’s common-share price increased more than four times as much as the benchmark Dow Industrials, S&P 500 and Russell 2000 indexes over the same period.

“I’m confident that the people I have worked with at ATSG, and those who will follow, will continue to produce results that attract new customers and yield solid returns,” Hete said. “Rich Corrado’s creative energy and unique approaches to creating solutions-based packages of air transport services for our customers, the strong dedication to service and safety of our operating management teams, and the financial executives who deliver the capital we need to grow, will keep ATSG on the path to superior rewards for shareholders.”

Rademacher said that Joe Hete’s contributions to ATSG, the air cargo industry as a whole, and to the communities that ATSG serves are too numerous to list.

“Joe Hete will be leaving behind a great company, growing and generating solid returns for our long-term shareholders. He led ATSG through an incredible transformation from a one-customer, express-package airline into the world’s largest source of dedicated midsize freighter aircraft and related services, now including dedicated midsize passenger aircraft services as well. He is known throughout the air cargo industry as a pioneer who saw the potential of leasing midsize converted freighters to give integrated carriers more fleet flexibility, and give others a means to build air-cargo networks without a substantial capital commitment. He also built a solid leadership team and we are confident in their abilities to build on Joe’s legacy.”

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.

Contact:
Joe Payne, ATSG Inc. Chief Legal Officer
937-366-2686